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                                                                   EXHIBIT 10.17

June 29, 1998

Peter Neupert
13121 NE 38th Place
Bellevue, WA 98005

Dear Peter:

     On behalf of DrugStore.com (the "Company"), we are pleased to offer you the position of President and Chief Executive Officer reporting directly to the Company's Board of Directors. You will be elected to the Company's Board of Directors promptly upon commencement of your employment with the Company. For the duration of your employment with the Company, you will devote your full time, skill and attention to your duties and responsibilities as the Company's President and Chief Executive Officer and will perform them faithfully, diligently and competently. You will be located at the Company's principal executive offices which will be at the location in the Seattle metropolitan area that you determine to be in the best interests of the Company.

     You will receive a monthly salary of approximately $20,834 that is equivalent to an annual salary of $250,000. Your salary will be paid bimonthly in equal installments in accordance with the Company's standard payroll policies. You will be eligible to receive up to a $125,000 bonus annually based upon the Company's performance. The exact bonus formula will be determined by mutual agreement with you. Your compensation package will be reviewed annually by the Company's Board of Directors, the first review occurring one year from your start date. You will also be entitled to the benefits that the Company customarily makes available to its employees, and will be responsible for establishing the Company's benefit plans as soon as practicable after commencement of your employment. Until such time as the Company's benefit plans are established, the Company will reimburse you for any COBRA payments that you are required to make to maintain the benefits available to you upon termination of your current employment (assuming you make timely and accurate election to receive such benefits). In addition, you will be entitled to three weeks of paid vacation each year.

     In addition, subject to approval of the Company's Board of Directors, you will have a one-time right to purchase up to 1,260,000 shares of the Company's Common Stock (the "Shares") at a purchase price of $.04 per share. The Shares will be subject to repurchase by the Company at your original purchase price (the "Repurchase Right") within one year following termination of your employment with the Company. Except as otherwise set forth below, the Repurchase Right will lapse over the term of your employment: (i) with respect to 1/4th of the Shares on the date of purchase; (ii) with respect to the balance of the Shares, the repurchase right will lapse one (1) year after your start date at the rate of 1/48th of the Shares per month at the close of each month while you remain employed with the Company, over the remainder of the four (4) year vesting term. If you prefer, all or a portion of the Shares can be provided in the form of an incentive stock option (to the maximum extent permitted under the Internal Revenue Code), subject to the same vesting provisions set forth above.

     If during your employment with the Company (i) there is a Change of Control (as defined below), and (ii) you are not offered a position with similar responsibilities (at the same or greater base salary and bonus potential) by the surviving corporation, the Company's Repurchase Right will immediately lapse with respect to all of the Shares. We agree that managing the online division of a major drugstore chain will not constitute a position with similar responsibilities. With that exception, you agree that a position with similar responsibilities will include any position in which you continue to run the operations of the Company with full executive responsibility for strategic and business planning, profit and loss, marketing, pricing and sales. You also agree that you will not consider your responsibilities to be dissimilar solely because the acquiring company combines and operates warehousing, distribution and other similar operations. "Change of Control" shall mean the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of consolidation or merger after which the then current stockholders of the Company hold less than 50% of the voting power of the surviving corporation; provided that a reincorporation of the Company shall not be a Change of Control.

Peter Neupert
June 29, 1998
Page two

     Alternatively, if your employment with the Company is involuntarily terminated by the Company other than for Cause (as defined below), the Repurchase Right will lapse with respect to an additional 236,250 of the Shares (in addition to any Shares that already have vested over the time period between your commencement of employment and the termination of your employment). "Cause" means: (a) willful and repeated failure to comply with the lawful directions of the Board of Directors; (b) gross negligence or willful misconduct in the performance of your duties to the Company; (c) commission of any act of fraud against, or the misappropriation of material property belonging to the Company; or (d) conviction of a crime that is materially injurious to the business or reputation of the Company, in each case as determined in good faith by the Board of Directors.

     As a shareholder of the Company, you will not have preemptive rights. However, prior to the Company's initial public offering and for so long as you remain an employee of the Company, whenever the Company issues stock in the future in order to raise capital, the Company will use its best efforts to permit you to purchase your pro rata share of the stock offered, provided that doing so is consistent with the Company's best interests in receiving the necessary funding.

     The Company will acquire and maintain director and officer liability insurance coverage in amounts that you, as Chief Executive Officer, deem appropriate given the nature and size of the Company's business. In addition, the Company will maintain general and product liability insurance coverage in amounts you deem appropriate.

     We hope that you and the Company will find mutual satisfaction with your employment. All of us at the Company are very excited about you joining our team and look forward to a beneficial and rewarding relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. In the event that your employment is terminated by the Company for any reason, you will be entitled to continue to receive your then-current base salary and benefits for a period equal to nine months following such termination. The Company, at its sole discretion, may elect to accelerate such payments and pay you in a lump sum. The foregoing severance benefits will be contingent upon your entering into an appropriate agreement at the time of your termination releasing the Company (and any successor, as the case may be) from any claims relating to your employment.

     The Company asks that you complete a standard form "Confidentiality, Noncompetition and Invention Assignment Agreement" prior to commencing employment. The terms of the agreement will be reasonably satisfactory to you. In part, the agreement will request that you refrain for a period of time after employment from competing with the Company or using or disclosing the Company's Confidential Information (as defined in the agreement) or any confidential information received during your prior employment in any manner which might be detrimental to or conflict with the business interests of the Company or its employees.

     For purposes of federal immigration law, you must provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days of commencement of your employment with the Company.

     This letter and the "Confidentiality, Noncompetition and Invention Assignment Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.

     Should you have any questions with regard to any of the items indicated above, please call me. It is my understanding that your employment commencement date will be as soon as practicable taking into account your existing commitments. Kindly indicate your consent to the terms contained in this offer letter by signing and returning a copy to us by July 2, 1998.

                                      -2-
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Peter Neupert
June 29, 1998
Page three

Sincerely,

DrugStore.com, Inc.


/s/ Brook H. Byers
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Brook H. Byers, Director


Agreed to and accepted:

/s/ Peter M. Neupert                   June 30, 1998
--------------------                   -------------
Peter Neupert                          Date

This offer is subject to withdrawal by DrugStore.com, Inc. prior to acceptance, and expires if not accepted by July 2, 1998.

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